EXHIBIT 99.1

To Our Shareholders:

Southern Michigan Bancorp, Inc. earned $1.082 million during the third quarter of 2007, an increase of more than five percent over $1.029 million for the third quarter of 2006. Through the first nine months of 2007, net income rose to $3.129 million, an increase of 5.3 percent over last year's nine-month result of $2.972 million. Both totals were records for their corresponding quarterly and nine-month periods. Earnings per share for the quarter and first nine months totaled $.61 and $1.77, respectively.

Total assets as of September 30, 2007 exceeded $350 million, an increase of more than seven percent from the same period one year ago. Year-over-year deposit totals grew by $18 million to $293.8 million, an increase of more than six percent compared with same quarter-end results for 2006. Commercial loans grew modestly to $175.4 million, while total loans declined by about $1.4 million to $252.9 million compared with same period totals in 2006. Despite one of the most challenging economic environments Michigan has experienced in recent memory, loan charge-off's year-to-date totaled $252,830. We increased our provision for loan losses to $345,000 compared with $250,000 for the same period last year. Our allowance for loan and lease losses, at 1.34 percent of total loans, reflects our conservative approach toward managing risk within the loan portfolio.

Year-to-date, Return on Average Assets was 1.24 percent while Return on Average Equity was 13.97 percent. Both results place us at a high performance level based on peer group comparisons. Our quarterly shareholder dividend of $.20 and total shareholders' equity of $30.7 million are also historic highs for the company.

Last quarter, we announced that Southern Michigan Bancorp, Inc. has been ranked among the top 200 banking organizations in the United States, according to SNL Financial data cited in the June 2007 edition of US Banker Magazine. US Banker, a leading financial trade publication, ranked community banks with under $1 billion in total assets by their three-year average return on equity. Southern Michigan's average return of 14.23 percent over the 2004-2006 period ranked 114th out of approximately 9,500 community banks nationwide. In addition, Southern was the highest ranked Michigan-based financial institution among all those recognized for their superior financial performance.

The Federal Reserve Board approved our proposed merger with First National Bank of Three Rivers on September 13, 2007. The SEC ordered our registration statement effective October 11, 2007, which covers shares of Southern common stock that will be issued to FNB shareholders if the merger is completed. The merger is subject to approval by FNB shareholders and the satisfaction of other closing conditions. We expect the merger to be completed during the fourth quarter of 2007.

Despite the sluggish regional economy, we remain optimistic about the opportunities that will continue to emerge for successful and stable banking organizations like Southern, and for many of our clients throughout our tri-state market. Your support for and confidence in Southern are greatly appreciated. Feel free to contact me, members of our management team or any of our directors should you have comments or suggestions.

Sincerely,

John H. Castle,
Chairman and Chief Executive Officer